SCHEDULE 14A INFORMATION

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Cenveo, Inc.
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April 9, 2010

Dear Fellow Shareholders:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders which will be held on Wednesday, May 5, 2010, at 12:00 noon at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902.  I look forward to your attendance either in person or by proxy.

This year’s annual meeting location is one and a half miles from our Stamford corporate office and reduces our overall travel costs.  We have found that holding our meeting locally is much more economical than locations in New York City.  The Hilton Hotel is also located very near the Stamford train station for our New York City and Boston based investors.  We are encouraging all of our shareholders to join us for this important meeting.  As I did last year, I plan to give a full business presentation to our attendees at this annual meeting.  I plan to discuss our business platform and our overall strategic business plan and our growth plans including our recent acquisitions of Nashua and Clixx.

Also, our field operating presidents will be available to meet with investors along with our other senior managers during our Q&A session after my presentation.  I look forward to meeting with you and discussing our prior results and positive outlook for our future.  Your vote is important.  I encourage you to sign and return your proxy card so that your shares will be voted at the meeting.  Thank you.

Robert G. Burton
Chairman and Chief Executive Officer

Cenveo, Inc.
201 Broad Street
One Canterbury Green
Stamford, CT 06901
(203) 595-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

To Our Shareholders:

On May 5, 2010, Cenveo, Inc. will hold its 2010 annual meeting of shareholders at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902.  The meeting will begin at 12:00 noon Eastern time.

Shareholders who owned shares of our common stock at the close of business on March 5, 2010 may attend and vote at the meeting. We ask that all shareholders be present at the meeting in person or by proxy so that we have a quorum. At the meeting, you will be asked to:

1.	Elect five directors for terms expiring at the 2011 annual meeting of shareholders;

2.	Ratify the selection of Grant Thornton, LLP by the Board’s audit committee as our independent auditors for 2010; and

3.	Attend to any other business properly presented at the meeting or any adjournment thereof.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy card and return it in the postage prepaid envelope.

A copy of our 2009 Annual Report is enclosed. This notice and proxy statement, the proxy card and the 2009 Annual Report are being mailed on or about April 9, 2010.

By Order of the Board of Directors,

Timothy M. Davis
Senior Vice President, General Counsel and Secretary

Stamford, Connecticut
April 9, 2010

YOUR VOTE IS IMPORTANT TO CENVEO. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

PROXY STATEMENT TABLE OF CONTENTS

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

Five directors will be elected this year for terms expiring in 2011. The nominees for election are:

Robert G. Burton, Sr.	Dr. Mark J. Griffin
Gerald S. Armstrong	Robert B. Obernier
Leonard C. Green

Each nominee is currently serving as a director of Cenveo. Each person elected as a director will serve until the 2011 annual meeting of shareholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.

Assuming a quorum is present, the five nominees receiving the most affirmative votes at the meeting will be elected as directors. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Shareholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included beginning on page 2. These biographies include their age, business experience and the names of publicly held and certain other corporations and organizations of which they are also directors. Each director nominee has served as a director of Cenveo since September 12, 2005, with the exception of Mr. Armstrong who has been a director since December 31, 2007.

The Board recommends a vote FOR election of these five director nominees.

Proposal 2—Ratification of Selection of Independent Auditors

Our audit committee has selected the firm of Grant Thornton, LLP (“Grant Thornton”) as our independent auditors for 2010. Neither Cenveo’s governing documents nor applicable law requires shareholder ratification of the appointment of our independent auditors. However, the audit committee has recommended, and the Board of Directors has determined as a matter of good corporate practice, to submit the appointment of Grant Thornton to the shareholders for ratification. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Grant Thornton. Even if the shareholders ratify the appointment, the audit committee has the discretion to change the independent auditors at any time.

Additional information can be found on page 25. The selection of our independent auditors will be ratified if the votes in favor of ratification exceed the votes against.  Abstentions and broker non-votes will have no effect on this proposal.

The Board recommends a vote FOR ratification of Grant Thornton as our independent auditor for 2010.

NOMINEES FOR THE BOARD OF DIRECTORS

The following nominees are currently serving as members of Cenveo’s Board of Directors and are standing for re-election.

Robert G. Burton, Sr.
Mr. Burton, 69, has been Cenveo’s Chairman and Chief Executive Officer since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton is Cenveo’s largest individual shareholder and is the second largest shareholder of Cenveo stock. From December 2000 through December 2002, Mr. Burton was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. Preceding his employment at Moore, Mr. Burton was Chairman, President, and Chief Executive Officer of Walter Industries, Inc., a diversified holding company. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton holds both a BS and a MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees from the University of Connecticut and Murray State University in business. Mr. Burton serves on our executive committee (Chair). The Board believes that Mr. Burton’s extensive experience as a CEO in the printing industry provides the Board with unique insights regarding Company-wide issues and strong leadership

Gerald S. Armstrong

Mr. Armstrong, 66, became a director of Cenveo on December 31, 2007.  He is presently an Executive Vice President of EarthWater Global, LLC, a water exploration and development company he joined in 2006. He is also a Managing Director of Arena Capital Partners, LLC (1997 to present), a private investment firm.  Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners where Mr. Armstrong had served as a Managing Director since 1988.  Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983.  A graduate of Dartmouth College with a degree in English, Mr. Armstrong served as an officer in the United States Navy and earned an MBA in Finance from New York University’s Graduate School of Business (now Stern School of Business).  In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies.  Mr. Armstrong serves on our executive committee, audit committee, compensation committee (Chair), and nominating and governance committee (Chair).  The Board believes that Mr. Armstrong’s service as a principal in a variety of private companies and his strong financial background provides the Board with valuable expertise in acquisitions and financing.

Leonard C. Green

Mr. Green, 73, has been a director of Cenveo since September 2005. He is a certified public accountant (CPA) and managing partner of The Green Group, a financial services firm of CPAs, consultants and entrepreneurs.  He is presently, and has served, on the board of directors of a number of private companies in the beverage, pet food and health care industries.  He also holds, and has held, executive and boards of directors positions in a number of non-profit organizations.  Mr. Green graduated from Rutgers College.  He earned an MBA with honors in Taxation from New York University and is a graduate of the Harvard Business School Owner/President Management Program.  Mr. Green has been an Adjunct Professor of Entrepreneurship at Babson College in Wellesley, Massachusetts since 2005.  He has previously taught at the business schools of Farleigh Dickinson University and Monmouth University in New Jersey.  At Cenveo, Mr. Green serves on our audit committee (Chair), executive committee, nominating and governance committee, and compensation committee.  The Board believes that Mr. Green’s deep tax and financial experience provides the Board with strong leadership on its audit committee.

Dr. Mark J. Griffin

Dr. Griffin, 61, has been a director of Cenveo since September 2005. He is the founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut, and served as its headmaster from September 1975 to June 2009.  He is currently an independent educational consultant.  Since 1991, Dr. Griffin has served on the board of directors of the National Center for Learning Disabilities, and he has been a member of its Executive Committee since 2003. Dr. Griffin has also been on the board of the Learning Disabilities Association of America since 1993. Dr. Griffin served on the board of directors of World Color Press, Inc. from October 1996 to 1999, where he was a member of the audit and compensation committees. Dr. Griffin serves on our executive committee, audit committee, compensation committee, and nominating and governance committee.  The Board believes that Dr. Griffin’s experience as a director for other printing industry companies provides the Board with valuable insight and his strong educational background enhances the Board’s ability to understand the challenges found in a large and diverse employee base.

Robert B. Obernier

Mr. Obernier, 72, has been a director of Cenveo since September 2005. Mr. Obernier founded Horizon Paper Company, Inc., a paper supply company, in 1978, as President and CEO.  In 1991, he became their Chairman & CEO. Mr. Obernier recently retired as Chairman of the Norwalk Hospital Foundation, but remains a board member. Mr. Obernier finished his latest term as a Trustee of Norwalk Hospital where he has served since 1995.  Mr. Obernier also served on the audit committee of the board of the Juvenile Diabetes Research Foundation as a volunteer.  In addition, he has served as President then Chairman, and continues as a member of the Board of Chancellors for the New York City and Fairfield County Chapters of that Foundation. Mr. Obernier serves on our executive committee, audit committee, compensation committee, and nominating and governance committee.  The Board believes that Mr. Obernier’s broad experience in the paper industry provides the Board with greater insight into a key element of the Company’s business and his service on other audit committees enhances the Company’s audit committee.

Ages for Board of Director nominees were calculated as of the record date, March 5, 2010.

GOVERNANCE, BOARD COMMITTEES AND BOARD COMPENSATION

Nomination of Directors

The current term of office of all of our directors expires at the annual meeting of shareholders. The nominating and governance committee has nominated all five of our current directors for re-election.

Our nominating and governance committee identifies and selects, or recommends to the full Board for its consideration, the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow them to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date, the committee has identified and evaluated nominees for directors based on several factors, including:

•	referrals from our management, existing directors and advisors,
•	business and industry experience,
•	education,
•	diversity,
•	leadership abilities,
•	professional reputation and affiliation, and
•	personal interviews.

We do not pay any fee to a third party to identify or evaluate potential director nominees.

The committee currently has no policy in place regarding the consideration of director candidates recommended by shareholders because the director nomination procedures as described above are set forth in our corporate governance guidelines. Instead, it considers nominees identified in the manner described above. We believe that our nominating and governance committee, consisting entirely of independent directors, can successfully identify appropriate candidates for our board. Shareholders of record are entitled to nominate director candidates in the manner provided in Cenveo’s bylaws.  These requirements are summarized in the Questions and Answers section of this proxy statement, which begins on page 28.

Corporate Governance

Our Board and management are committed to diligently exercising their oversight responsibilities throughout Cenveo and managing Cenveo’s affairs consistent with the highest principles of business ethics. We have adopted a code of business conduct and ethics that applies to all employees, including our senior officers. We continue to review our corporate governance policies and practices to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board has determined that:

•
all of our current directors, except for Mr. Burton, satisfy the independence requirements of the New York Stock Exchange’s listing standards and the “standards of independence” required by our corporate governance guidelines, and

•	Mr. Green qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission.

You can view the following documents on our website at www.cenveo.com under “Investors—Governance,” or receive copies without charge by writing to our corporate secretary at Cenveo, Inc., 201 Broad Street, One Canterbury Green, Stamford, CT 06901:

•	the current committee charters for our nominating and governance committee, our audit committee and our compensation committee,
•	our corporate governance guidelines, and
•	our code of business conduct and ethics.

The committee has not adopted a formal diversity policy with regard to the identification and selection of director nominees.  However, when evaluating a candidate for nomination to the Board, the committee considers how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.

Director Independence

We believe that independent directors play a critical role in governing Cenveo, and we are committed to ensuring that a majority of our directors are independent. Currently four of our five directors satisfy the independence requirements of the New York Stock Exchange’s listing standards and the “standards of independence” required by our corporate governance guidelines. Mr. Burton is not considered independent because of his position as Chief Executive Officer of Cenveo. Our corporate governance guidelines can be accessed on our website at www.cenveo.com under “Investors—Governance.”

In addition to the Board’s determination that four of the five nominees for election meet the foregoing independence standards, the board has also determined that each member of our audit committee, our nominating and governance committee and our compensation committee is independent under these standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and Cenveo, our senior management and our independent auditors, on the other hand.

As indicated by the criteria in the above sections, the committee prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ full participation at Board and committee meetings and in shaping the agendas for those meetings.

Board Leadership

Mr. Burton, the Company's Chief Executive Officer, currently serves as the Chairman of our Board of Directors. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Burton, given his unique knowledge and experience in the Company’s industry, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

Each of the audit, nominating and governance, and compensation committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nominations process, our corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.

To provide for independent leadership, the Board has created the position of lead director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board in which management directors and other members of management do not participate. The lead director's duties are closely aligned with the role of an independent, non-executive chairman. During 2009, all executive sessions of the meetings of the Board were chaired by the independent director then serving as lead director. During 2009, our independent directors served as lead directors on a rotating basis each quarter. The lead director also is expected to approve agendas and schedules for meetings of the Board and information sent to the Board, chair Board meetings in the Chairman's absence and act as a liaison between the independent directors.

Board Procedures and Committees

Our full Board of Directors considers all major decisions. However, we have established an audit committee, a compensation committee, a nominating and governance committee, each of which is governed by a committee charter, and an executive committee so that some matters can be addressed in more depth than may be possible in a full Board meeting and (except for the executive committee) so that certain matters may be considered, recommended or approved solely by independent directors.

Nominating and Governance Committee. The current members of the nominating and governance committee are Mr. Armstrong (Chair), Mr. Green, Dr. Griffin and Mr. Obernier. This committee:

•	identifies candidates for open director positions,
•	selects, or recommends that our board select, the director nominees for each annual shareholders meeting,
•	oversees the evaluation of our Board’s effectiveness, and
•	develops and recommends to our Board our corporate governance principles.

The nominating and governance committee met 1 time during 2009.

Audit Committee. The current members of our audit committee are Mr. Green (Chair), Mr. Armstrong, Dr. Griffin and Mr. Obernier. The Board has determined that each member of the committee is financially literate under the New York Stock Exchange’s listing standards, satisfies the independence requirements of the New York Stock Exchange’s listing standards and satisfies the Securities and Exchange Commission’s independence requirements for audit committee members. The Board has also determined that Mr. Green is an audit committee financial expert under the rules of the Securities and Exchange Commission. A description of each committee member’s qualifications and business experience is found in the biographies beginning on page 2. Our audit committee:

•	monitors the integrity of our financial statements, including our financial reporting process,
•	monitors our systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements,
•	monitors the independence and performance of our independent auditors,
•	monitors the performance of our internal audit function and our financial executives,
•	reviews our annual and quarterly financial statements and earnings press releases, and
•	annually retains our independent auditors and approves the terms and scope of the work to be performed.

The audit committee met 6 times during 2009.  For more information on the audit committee, see the report of the audit committee beginning on page 23.

Compensation Committee. The current members of our compensation committee are Mr. Armstrong (Chair), Mr. Green, Dr. Griffin and Mr. Obernier. This committee:

•	oversees the design, development and implementation of our executive compensation programs,
•	evaluates the performance of the CEO and determines CEO compensation,
•	reviews matters relating to management advancement and succession, and
•	reviews and approves the compensation for our officers and directors, including incentive compensation plans and equity-based plans.

The compensation committee met 6 times during 2009.

Executive Committee. The current members of our executive committee are Mr. Burton (Chair), Mr. Armstrong, Mr. Green, Dr. Griffin and Mr. Obernier. The executive committee exercises the full powers of the Board in intervals between meetings of the Board. The executive committee met 3 times during 2009.

Board Meetings and Attendance

The full Board of Directors met 4 times during 2009. Each incumbent director attended 100% of our Board meetings held during 2009. We strongly encourage each director to attend our annual shareholders meeting. All of our directors attended our 2009 annual meeting of shareholders.

All non-management directors meet in executive session at each regular Board meeting. During 2009, these executive sessions were chaired by the non-management director then serving as lead director. During 2009, our non-management directors served as lead directors on a rotating basis each quarter.

Board Compensation

Overview

Directors who are employees of Cenveo do not receive compensation for their service on the Board. Our non-employee directors receive a combination of cash and equity compensation. The cash component is intended to compensate our outside directors for their expertise, time and effort. The equity component is intended to align our directors’ interests with those of our shareholders and to allow our directors to benefit from increases in our stock price that occur during their term. In addition, our equity grants contain deferred vesting requirements in order to provide an incentive for directors to remain with the Company for an extended period of time. Accordingly, more than half of the value of our directors’ compensation is in the form of equity grants.

In addition, our employee stock purchase plan enables non-employee directors to purchase Cenveo stock, at market prices with no discount but commission-free, through deductions from their cash retainer and fees.

Cash Compensation to Board Members

From January 4, 2009 through January 2, 2010, each of our non-employee directors received an annual retainer of $25,000. They also receive $1,500 for each Board meeting attended in person and $1,200 for each Board meeting attended by telephone. Members of our Board committees receive $1,200 for each Board committee meeting attended in person and $1,000 for each

Board committee meeting attended by telephone. In addition, the chair of the audit committee receives $35,000 annually, the vice chair of the audit committee receives $10,000 annually, the chair of the compensation committee receives $7,500 annually, and the chair of the nominating and governance committee receives $5,000 annually.

Equity Compensation to Board Members

On July 1, 2009, the same date of our 2009 equity grants to Company employees, each of our non-employee directors received 31,990 restricted stock units (RSUs) valued at $134,998.  These RSUs vest one year from the date of issuance, provided the director has not ceased to be a director of the Company for any reason prior to the vesting date. Each RSU entitles the holder to receive one share of our common stock on the vesting date. Prior to vesting, RSUs do not carry any shareholder voting, dividend or other rights. RSUs that do not vest are forfeited. The RSUs vest immediately upon a change of control of the Company.

Other

Board members are reimbursed for expenses incurred in connection with their attendance at Board meetings and in complying with our corporate governance policies. Cenveo also provides directors’ and officers’ liability insurance and indemnity agreements for our directors. No other compensation is provided to our directors.

Non-Management Directors’ Compensation for Fiscal 2009

The following table shows the cash compensation and value of equity compensation received by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Gerald S. Armstrong	$58,800	$134,998	-	-	-	$192,798
Leonard C. Green	$81,400	$134,998	-	-	-	$215,398
Mark J. Griffin	$56,400	$134,998	-	-	-	$190,398
Robert B. Obernier	$55,200	$134,998	-	-	-	$189,198

(1)
This column reports the amount of cash compensation earned in 2009 for Board and committee service, including retainer and meeting fees.  Board members may elect to use Board fees to purchase Company stock at full purchase price under the terms of the ESPP plan.  During 2009, Board members used their Board fees to purchase stock at full purchase price as follows: Mr. Green spent $40,200, Dr. Griffin spent $32,700 and Mr. Obernier spent $54,200. Mr. Armstrong spent $40,000 in an open market purchase during 2009.

(2)	This column represents the aggregate grant date fair value of RSUs granted in 2009. The aggregate grant date fair value of the award of 31,990 RSUs granted to each non-management director during 2009 was $134,998 (calculated using the aggregate grant date fair value for the RSUs, which was the same as the closing price of Cenveo stock on the grant date of $4.22). These awards were granted on July 1, 2009 and are scheduled to vest on the first anniversary of the date of grant. At January 2, 2010, each non-employee director had 31,990 unvested RSUs outstanding.

(3)	No options were granted in 2009. At January 2, 2010, Dr. Griffin and Mr. Obernier each had 10,000 vested options and zero unvested options outstanding; Mr. Green had 5,000 vested options and zero unvested options outstanding; and Mr. Armstrong had no option awards.

(4)	None of our non-employee directors received any perquisites or compensation in 2009 other than cash fees and equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This chart shows the common stock ownership for each director and director nominee, the executive officers named on page 10 (the “named executives”), and owners of more than five percent of our outstanding common stock as of March 5, 2010.  Each stockholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. Unless otherwise specified, the address for each stockholder named below is c/o Cenveo, Inc., 201 Broad Street, One Canterbury Green, Stamford, CT 06901.

Beneficial Owners	Amount & Nature of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Robert G. Burton, Sr.	5,254,214	(a)	8.5%
Mark S. Hiltwein	165,925	(b)	*
Dean E. Cherry	123,449	(c)	*
Harry R. Vinson	275,790	(d)	*
Timothy M. Davis	164,375	(e)	*
Gerald S. Armstrong	34,695	(f)	*
Leonard C. Green	927,947	(g)	1.5%
Mark J. Griffin	70,477	(h)	*
Robert B. Obernier	129,316	(i)	*
All directors and executive officers as a group (9 persons)	7,146,188		11.3%
FMR Corp.	8,376,927	(j)	13.5%
Elm Ridge Capital Management, LLC	4,727,317	(k)	7.6%
Paradigm Capital Management, Inc.	3,521,501	(l)	5.7%

*	Less than 1%.

(a)
For Mr. Burton:  includes (i) 1,617,209 shares owned by Mr. Burton; (ii) 2,987,005 shares owned by Burton Capital Management, LLC (Mr. Burton is the Chairman, CEO and Managing Member of BCM, which was formed to invest in middle market manufacturing companies that provide an opportunity for increased shareholder value through intense management and operational changes and organic and acquisitive growth); and (iii) 650,000 stock options that are vested and exercisable.  Does not include 737,500 shares underlying unvested restricted share unit awards or 200,000 shares issuable upon exercise of unvested stock options.

(b)
For Mr. Hiltwein:  includes (i) 140,925 shares owned by Mr. Hiltwein; and (ii) 25,000 stock options that are vested and exercisable.  Does not include 98,750 shares underlying unvested restricted share unit awards or 85,000 shares issuable upon exercise of unvested stock options.

(c)
For Mr. Cherry:  includes (i) 111,449 shares owned by Mr. Cherry, and 12,000 shares owned by his children.  Does not include 71,250 shares underlying unvested restricted share unit awards or 35,000 shares issuable upon exercise of unvested stock options.

(d)
For Mr. Vinson:  includes (i) 107,040 shares owned by Mr. Vinson; and (ii) 168,750 stock options that are vested and exercisable.  Does not include 91,000 shares underlying unvested restricted share unit awards or 71,250 shares issuable upon exercise of unvested stock options.

(e)
For Mr. Davis:  includes (i) 59,625 shares owned by Mr. Davis; (ii) 1,000 shares owned by his spouse; and (iii) 103,750 stock options that are vested and exercisable.  Does not include 55,000 shares underlying unvested restricted share unit awards or 66,250 shares issuable upon exercise of unvested stock options.

(f)
For Mr. Armstrong:  includes (i) 19,695 shares owned by Mr. Armstrong; and (ii) 15,000 shares owned by his son, Peter Armstrong.  Mr. Armstrong disclaims beneficial ownership of the shares owned by his son.  Does not include 31,990 shares underlying unvested restricted share unit awards.

(g)
For Mr. Green:  includes (i) 766,307 shares owned by Mr. Green; (ii) 5,000 stock options that are vested and exercisable; (iii) 27,540 shares owned by his spouse; (iv) 52,100 shares owned by Dalled, Inc.; (v) 18,700 shares owned by Jobel Management Corp.; (vi) 11,200 shares owned by Market Investments, LP; (vii) 19,900 shares owned by Southern States Investment Co., Inc.; (viii) 700 shares owned by Altman Trust-Green Realty Associates; (ix) 11,000 shares owned by Canal Corporation; and (x) 15,500 shares owned by Founder, Inc.  Mr. Green disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein.  Includes 600,000 shares held in a margin account.  Does not include 31,990 shares underlying unvested restricted share unit awards.

(h)
For Dr. Griffin:  includes (i) 60,477 shares owned by Dr. Griffin; and (ii) 10,000 stock options that are vested and exercisable.  Does not include 31,990 shares underlying unvested restricted share unit awards.

(i)
For Mr. Obernier:  includes (i) 119,316 shares owned by Mr. Obernier; and (ii) 10,000 stock options that are vested and exercisable.  Does not include 31,990 shares underlying unvested restricted share unit awards.

(j)
The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a registered investment adviser and a wholly-owned subsidiary of FMR LLC and is the beneficial owner of 8,376,927 shares as a result of acting as investment adviser to various investment companies.  The ownership of one investment company, Fidelity Leveraged Co Stock Fund (“FLCSF”), amounts to 3,858,300 shares.  FLCSF has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 8,376,927 shares owned by the Funds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, representing 49% of the voting power of FMR LLC.  As such, they may be deemed to be a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.  Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 905,570 shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each have sole dispositive power of the 905,570 shares, and the sole power to vote or to direct the voting of 778,250 shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FIL is the beneficial owner of 53,300 shares.  Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934. The foregoing information is based solely on the Schedule 13G filed by FMR Corp. and Mr. Johnson with the SEC on February 16, 2010.

(k)
The address for Elm Ridge Capital Management, LLC is 3 West Main Street, 3rd Floor, Irvington, New York 10533. Mr. Ronald Gutfleish is the managing member of Elm Ridge Capital Management, LLC. Elm Ridge Capital Management, LLC and Elm Ridge Management, LLC, with an address of 3 West Main Street, 3rd Floor, Irvington, New York 10533, have shared voting and dispositive power of 4,727,317 shares.  Elm Ridge Offshore Master Fund, Ltd., with an address of c/o Goldman Sachs (Cayman) Trust, Limited, PO Box 896, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, has shared voting and dispositive power of 4,576,583 shares. The foregoing information is based solely on the Schedule 13G filed with the SEC on February 16, 2010.

(l)
Paradigm Capital Management, Inc. (“Paradigm”) is the beneficial owner of 3,521,501 shares.  The address for Paradigm is Nine Elk Street, Albany, New York 12207.  The foregoing information is based solely on the Schedule 13G filed with the SEC on February 16, 2010.

EXECUTIVE OFFICERS

Robert G. Burton, Sr.

Please refer to page 2 for the biography of Mr. Burton, our Chairman and Chief Executive Officer.

Mark S. Hiltwein

Mr. Hiltwein, 46, has served as Cenveo’s Executive Vice President and Chief Financial Officer since December 2009 and was Chief Financial Officer from July 2007 to June 2009.  From June 2009 to December 2009, Mr. Hiltwein served as Cenveo’s President of Field Sales Manufacturing.  From July 2005 to July 2007, he was President of Smartshipper.com, an online third party logistics company.  From February 2002 through July 2005, Mr. Hiltwein was Executive Vice President and Chief Financial Officer of Moore Wallace Incorporated, a $3.5 billion printing company.  Prior to that, he served as Senior Vice President and Controller from December 2000 to February 2002.  Mr. Hiltwein has served in a number of financial positions from 1992 through 2000 with L.P. Thebault Company, a commercial printing company, including Chief Financial Officer from 1997 through 2000.  Mr. Hiltwein began his career at Mortenson and Associates, a regional public accounting firm where he held various positions in the audit department.  He is a CPA and received his bachelor’s degree in accounting from Kean University.

Dean E. Cherry

Mr. Cherry, 49, has been Cenveo’s President, Envelope Group since February 2010.  From July 2009 to February 2010, he was Executive Vice President, and from June 2008 to July 2009, he was President, Commercial Print and Packaging.  From February 2008 to June 2008, he was our President, Envelope Operations.  Since October 2006, Mr. Cherry was a private investor in Renovatio Ventures, Inc. packaging and commercial print sector.  From 2004 to 2006, he was Group President of Short-Run Commercial, and Group President of Integrated Print Communications and Global Solutions, a $4.5 billion division of RR Donnelley & Sons, Inc. In this position, Mr. Cherry had global P&L responsibility for Direct Mail, Commercial Print, Global Capital Markets, Business Communication Services, Forms and Labels, Astron (outsourcing) and Latin America.  From 2001 to 2004, he held the positions of President, International and Subsidiary Operations and President, Commercial and Subsidiary Operations, for Moore Corporation Limited, a division of RR Donnelley. From 1991 to 1998 he held the following positions at World Color Press, Inc.:  1991 to 1993 Vice President, Operations; 1993 to 1994 Vice President, Regional Plant Manager; 1994 to 1996 Executive Vice President and Senior Vice President, Operations; 1997 to 1998 Executive Vice President, Investor Relations and Corporate Communications.  From 1985 to 1991, he held various financial positions at Capital Cities/ABC Publishing division including Vice President, Finance and Operations.  Mr. Cherry is a graduate of Murray State University with a B.S. in Finance and an MBA.  He continues to be on the University’s Dean’s Advisory Council for the College of Business, and a Trustee for the Murray State University Foundation.

Harry R. Vinson

Mr. Vinson, 49, has served as Cenveo’s President Commercial Print, Packaging and Cadmus Publisher Services Group since October 2009.  Most recently, in October 2009, he took on the added responsibility of Cenveo’s Commercial Print Group after having the Global Packaging Group responsibility added in December 2008.  From March to December 2007, Mr. Vinson was Cenveo’s Executive Vice President of the Cadmus Publisher Services Group.  Prior to his role at Cadmus Publisher Services Group, Mr. Vinson was Cenveo’s Senior Vice President, Purchasing and Logistics from September 2005 to March 2007.  From October 2003 until September 2005, he was the General Manager of Central Region Sheetfed Operations of MAN Roland, a printing press manufacturer.  From February 2002 until July 2003, Mr. Vinson served as Senior Vice President and General Manager of the Publication and Directory Group at Moore Wallace (formerly Moore Corporation Limited).  From February 1990 until February 2002, he served in various senior sales positions at Quebecor World (formerly World Color Press).  Mr. Vinson is a graduate of Murray State University with a B.S. in printing management and a minor in marketing.

Timothy M. Davis

Mr. Davis, 55, has served as Cenveo’s Senior Vice President, General Counsel and Secretary since January 2006. From July 1989 until he joined the Company, he was Senior Vice President, General Counsel and Secretary of American Color Graphics, Inc., a commercial printing company.  Mr. Davis received his B.A. degree from Columbia College and his J.D. from Columbia Law School.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

The goal of our executive compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders.  Toward this goal, we have designed and implemented our compensation programs with the following objectives:

•	PAY FOR PERFORMANCE;
•	establish a direct relationship between executive compensation and our financial and operating performance;
•	provide performance-based compensation (including equity awards) that allow executive officers to earn rewards for maximizing shareholder value;
•	align the interests of our executives with those of our shareholders;
•	attract and retain the executives necessary for our long-term success; and
•	reward individual initiative and the achievement of specified goals.

Most of our compensation elements simultaneously fulfill one or more of these objectives.  The primary elements of our compensation program are salary, annual incentive bonus, and equity.  We also offer an employee stock purchase plan, a 401(k) plan, a Key Employee Retention Program (KERP), severance protection, and certain personal benefits.  In deciding the type and amount of compensation for each executive, we consider the Company’s performance, the individual executive’s performance, compensation levels and equity awards by our peers, the overall competitive environment for executives, the level of compensation necessary to retain executive talent, our executives’ compensation at their prior employment, and the recommendations of senior management.

Base salary is designed to be commensurate with the executive’s scope of responsibilities and management experience.  Our annual bonus plan is designed to reward annual achievements and effectiveness.  Our equity compensation focuses on motivating and challenging the executive to achieve superior, longer-term and sustained results.  It is our intent that more than one-half of the compensation packages for our most senior executive officers, including the named executive officers, be incentive-based.

Compensation Objectives

The objectives of our compensation program can be summarized as performance, alignment, and retention.  Our compensation program is designed to achieve these goals as follows.

Performance.  Elements of compensation that depend upon the executive’s and the Company’s performance include:

•
Bonus: Our annual bonus has been based solely on achievement by the Company and the executive of pre-determined measures such as adjusted EBITDA, free cash flow, margins, and capital expenditures (as defined on page 16) that were communicated to our investors, except that in 2009 such pre-determined measures were not used.

•
Equity Awards: Equity incentive compensation in the form of stock options, restricted stock and restricted stock units (RSUs) will have a value that is contingent upon the performance of the Company’s share price.  In addition, no equity awards are granted unless we are on track to achieve our key financial goals.

•
Key Employee Retention Program (KERP):  In 2008, the Company put in place a KERP to ensure that it retains the services of managers who the Board has determined are critical to the long-term performance of the Company.  Under the KERP, a participant is awarded a specified dollar award that is paid out in equal monthly installments over a minimum of two years.  KERP awards are not vested and any participant who leaves the Company forfeits the unpaid portion of the award, except for retirement or death.

Alignment.  In the past, other than 2009, we have sought to align the interests of our executive officers with those of our investors by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to shareholder value, including adjusted EBITDA. These factors represented a major component of the goals used to determine annual bonuses. The element of compensation that most directly aligns the interests of our executive officers with shareholders is equity incentive compensation, which links a significant portion of compensation to shareholder value because the total value of those awards over time corresponds to stock price appreciation.  The Company has a policy requiring that named executive officers and other senior management of the Company own a multiple of their salary in the Company’s stock. Such alignment is also facilitated by our employee stock purchase plan, which allows all of our employees and directors to purchase shares of the Company’s stock at market prices, but without paying brokerage commissions, by means of deductions from pay, and by our

401(k) plan, pursuant to which all employees may purchase shares of the Company’s stock on a pre-tax basis.  We do not have a 401(k) match, except as required under existing collective bargaining agreements.

Retention.  We attempt to retain our executives who meet our performance standards by providing competitive compensation packages and by having equity compensation awards vest over a four-year period.  We also retain our executives with KERP awards and by rewarding exceptional performance with advancement opportunities within the Company.  Over 100 of our senior managers have worked with Mr. Burton in other printing companies.

Implementing Our Objectives

Determining Compensation.  The Compensation Committee (the “Committee”) relies on its judgment in making compensation decisions, after reviewing the performance of the Company and the recommendations of management and evaluating an executive’s performance during the year against established goals, operational performance, business responsibilities, current compensation arrangements and long-term potential to enhance shareholder value.  Specific factors affecting compensation decisions for our executive officers, in accordance with the executive’s expected and accomplished role in each, include:

•	key financial measurements such as adjusted EBITDA, which are the measures specifically used prior to 2009 in our executive incentive bonus program;
•	strategic objectives such as acquisitions and dispositions, maintaining our leadership position in our business platform and the business segments that they run;
•	promoting commercial excellence by continuously improving products and services, being a leading market player and attracting and retaining customers;
•	achieving specific operational goals for the Company or particular business or business unit led by the named executive;
•	achieving excellence in their organizational structure and among their employees; and
•	supporting our values by promoting a culture of integrity through compliance with law and our ethics policies, as well as commitment to diversity.

Although our compensation philosophy intends that more than one-half of the compensation packages for our most senior executive officers be incentive-based, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.  We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. The companies we use to define the market for executive compensation purposes include a broad range of printing and publishing companies similar in revenue size to Cenveo, as well as certain other printing companies that are our direct competitors.  In addition, comparative market compensation data are collected from general industry compensation surveys.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives.  Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  The magnitude and mix of compensation elements are designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of the Company’s stock.

Role of Compensation Committee and CEO.  The Committee oversees the design, development and implementation of the compensation program for the CEO and the other named executives.  The Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program.  Although the Committee makes all compensation decisions regarding the named executive officers and approves the measurements relating to bonus payments and equity awards, the Committee relies in part on the recommendations of the CEO in its decision-making.  The CEO receives and reviews formal self-appraisals and departmental personnel appraisals from department heads and submits them with his comments to the Committee for decision-making. In the past, the financial goals for participants in the executive bonus program included key financial targets for the Company publicly announced to the market by our CEO in our year-end earnings calls, which targets were approved by our full Board of Directors.  The CEO, in conjunction with senior human resource executives, annually reviews the performance of each of the executives participating in the executive bonus program, the results of which also are submitted to the Committee. Notwithstanding the CEO’s active role in the Committee’s compensation process, the Committee evaluates all information and recommendations submitted to it and independently makes its compensation determinations.

Role of Compensation Consultant.  Neither the Company nor the Committee has formally used the services of any compensation consultant in matters affecting senior executive or director compensation.

Employment and Severance Arrangements. Our CEO has an employment agreement that provides for his employment by Cenveo through December 31, 2012, subject to automatic one-year renewals absent notice of non-renewal by either party at least 90 days before the end of the term. In order to assure continuity of management while the Company pursues its goals over the next several years, the employment agreement was amended on February 27, 2008 to extend Mr. Burton’s employment by Cenveo through that date.  The employment agreement was amended on December 30, 2008 in order to comply with regulations issued under Section 409A of the Internal Revenue Code (IRC).  The employment agreement, as amended, also provides for an annual base salary of at least $1,100,000, a target bonus opportunity of 300% of base salary to be earned on an “all or nothing” basis, so that our CEO will not be entitled to any bonus unless all of the key financial goals are satisfied, and certain personal benefits.  Our other named executives have employment agreements that provide for severance in the event the Company terminates their employment without cause or they terminate their employment for good reason.   If the Company terminates a named executive’s employment “without cause,” or if the named executive terminates his employment for “good reason,” each as defined in the agreement, the executive’s severance would include a lump sum severance payment, COBRA coverage for a specified period and immediate vesting of all outstanding stock options and other equity grants, each in the amounts specified under “Employment Agreements” on page 22.

We believe that providing this level of financial security is a key factor in enabling us to attract and retain high-performing executives, and also serves as protection to the Company upon termination of the named executives’ employment with the Company.  The employment agreements each contain non-competition and non-solicitation agreements on the part of the executives that match or exceed the time period for which severance is paid.

Stock Ownership Requirements.  In order to ensure that the Company’s managers have a stake in the success of the Company, and to further align management with the Company’s other shareholders, the Company has instituted a policy requiring that named executive officers and other senior management of the Company own specified values of the Company’s stock.  The levels are calculated as a multiple of the manager’s base salary, and managers are given five years to reach their ownership levels.  The levels are as follows:  Chairman and CEO – five times base salary; President, Executive Vice Presidents and Senior Vice Presidents – three times base salary; and Vice Presidents – two times base salary.

In 2009 alone, our CEO purchased over $681,148 of the Company’s stock.  Our other named executive officers have also invested substantial amounts in the Company’s stock.  For their current stock ownership, see Security Ownership of Certain Beneficial Owners and Management on page 8.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives and other employees under our long-term incentive plan is the closing price of the Company’s stock on the date of grant.  In 2009, the Company awarded special stock option grants to five executives to compensate them for extraordinary services.  We do not reprice stock options.

Tax Deductibility of Compensation.  Section 162(m) of the IRC imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of certain other executive officers.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  We consider ways to maximize deductibility of executive compensation, but the compensation committee retains the flexibility to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent regardless of the ultimate deductibility of such compensation.  Our current long-term equity incentive plan is structured to give the compensation committee the flexibility to grant awards that qualify as performance-based under Section 162(m) as well as awards that do not qualify.

Elements Used to Achieve Compensation Objectives

Annual Cash Compensation

Base Salary. The Committee periodically reviews the base salary of the Chief Executive Officer and his direct reports. The Committee considers various factors in assessing specific salaries, including the executive’s historical performance and future potential, job content, level of responsibility, comparisons with peers within and outside the Company, salary before joining Cenveo, and accountability. Base salaries for senior officers of the Company, including the named executive officers, are not routinely increased, which is consistent with the Company’s philosophy that a significant part of executives’ compensation should be contingent on the achievement of performance objectives.  All of the increases in 2009 for named executive officers were for promotions or changes in responsibilities.

Annual Incentive Bonus. Potential incentive bonus payout amounts (expressed as a percentage of salary) under our incentive bonus plan are established by the Committee early in the fiscal year, after assessing recommendations of management and considering the factors used to determine base salary.  The Committee may also approve the use of Company-based financial goals in determining actual incentive bonus entitlements for the named executives, as well as specific qualitative and quantitative goals within each executive’s area of responsibility.  In 2009, however, in light of industry and macro-economic uncertainties, the Committee determined not to use set financial goals for its incentive bonus program and instead assessed actual incentive bonus entitlements based on a combination of retrospective quantitative and qualitative factors, including as described below under “Compensation for the Named Executive Officers in 2009 – Goals.”  In the past, the Committee has granted a portion of performance-vested incentive bonus awards in Cenveo RSUs rather than in cash.  At the end of each prior year, the CEO reviewed the Company’s full-year financial results against the financial and other goals set by the Committee for the year. The CEO then recommended to the Committee the specific incentive bonus payout for each of the named executives other than himself based on the levels of achievement of the criteria established by the Committee.  In 2009, the CEO reviewed the Company’s full-year financial results in the context of various performance measures and recommended to the Committee as to incentive bonus payouts for each of the named executives other than himself.  The Committee has the discretion to increase or decrease the incentive bonus from the CEO’s recommendation.  The Committee does not have discretion to increase the incentive bonus to an amount greater than the maximum potential bonus payout amounts set by the Committee as described above.

The salaries paid to the named executive officers for 2009 are discussed below and shown in the Summary Compensation Table on page 17.  No incentive bonuses were awarded to the named executive officers for 2009.

Equity Awards

Stock Options, Restricted Stock and RSUs.  To further align the interests of management with the interests of shareholders, our executive compensation package includes stock option grants, restricted stock and RSU awards. Equity awards outside the incentive bonus plan are made each year, but no such stock awards were made prior to 2009 unless we were on track to achieve our annual adjusted EBITDA targets.

Options have a per share exercise price of 100% of the fair market value of a share of our common stock on the date of grant and, accordingly, the value of the option is dependent on the future market performance of the common stock. The number of shares of common stock subject to options granted to our executive officers is generally based on the salary, responsibilities and performance of each officer.  In addition, the compensation committee reviews the number and value of options granted by selected peer companies in making option grants to our executive officers.

Restricted shares are shares of common stock that are subject to forfeiture.  The shares vest on the basis of performance and/or continued employment as determined in advance by the committee. The shares generally are forfeited by participants if they leave Cenveo before the shares have vested.  A participant who has received a grant of restricted shares will receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of until they have vested.

Each RSU has the fair market value of one share of common stock on the settlement date specified in the award agreement (generally the vesting date) and is paid in cash, shares or other property as determined by the committee.  The RSUs vest on the basis of performance or continued employment, as determined by the committee.  A participant is credited with dividend equivalents on any vested RSUs when dividends are paid to shareholders, but is not entitled to dividend equivalents on unvested RSUs.  RSUs generally may not be transferred prior to the delivery of the common stock.

When determining the appropriate combination of stock options, restricted stock and RSUs, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool.  We believe that providing combined grants of stock options, on the one hand, and restricted stock and/or RSUs, on the other, effectively balances our objective of focusing the named executives on delivering long-term value to our shareholders, with our objective of providing value to the executives with the equity awards.  Stock options only have value to the extent the price of the Company’s stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price increases over the term of the award.  In this sense, stock options are a motivational tool.  Unlike stock options, restricted stock and RSUs offer executives the opportunity to receive shares of the Company’s stock on the date the restriction lapses.  In this regard, RSUs serve both to reward and retain executives, as some of the RSUs we have granted vest upon satisfaction of performance targets and others vest over an extended period of time and the value of the RSUs is linked to the price of the Company’s stock on the date the RSU vests.  Unvested stock options and RSUs are forfeited if the executive voluntarily leaves the Company and generally are vested upon a change in control of the Company or if the Company terminates the executive’s employment without cause.

The allocation of the number and mix of stock options, restricted shares and RSUs issued to a particular executive is not based on a rigid formula, but rather is determined on an individual basis based on the variety and mix of equity grants by our peers, a consideration of the respective incentives created by the various equity grants with respect to the particular executive, his particular role at the Company and other factors.

During 2009, Mr. Burton vested in 50,000 shares of restricted stock and 401,407 RSUs.  Also during 2009, Messrs. Hiltwein, Cherry, Vinson and Davis vested in 63,373, 41,970, 49,642 and 33,038 RSUs, respectively. In addition, Messrs. Burton, Hiltwein, Vinson and Davis vested in 175,000, 12,500, 51,250, and 35,000 in stock options, respectively, in 2009.  All of these awards were granted in 2005, 2006 and 2007.  The value realized by each executive upon such vesting is set forth in the Option Exercises and Stock Vested table on page 20.  None of the named executives exercised stock options during 2009 or sold shares since the current management took control of the Company in 2005. The number of shares subject to such awards and their full value for financial reporting purposes are set forth in the Grants of Plan-Based Awards table on page 18.

Other Elements

Stock Purchase Plan.  In 2005, we adopted an employee stock purchase plan that allows our employees, including executives, to purchase our common stock at market prices on a monthly basis through payroll deductions.  In 2007, we amended the plan to allow participation by our non-employee directors.  Payroll deductions may not exceed $10,000 per month.  In February 2010, we amended the plan to increase the payroll deduction limit to $50,000 per month.  The Company does not subsidize the stock purchases under the plan, except by payment of brokerage commissions.  Mr. Burton purchased stock in 2009 through the plan at the then maximum level of $10,000 per month.  Beginning March 1, 2010, Mr. Burton is now purchasing stock through the plan at $20,000 per month.

Other Compensation.  We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 17 that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits, which include car allowances and life insurance premiums, constitute only a small percentage of each named executive’s total compensation.

Pension and Retirement Benefits

No Retirement Compensation for Executives.  Our CEO and other named executives receive no pension or other retirement payments or contributions.

No Deferred Compensation Plan for Executives.  We have no deferred compensation plan for our named executives.

401(k) Plan.  We have a 401(k) plan to which all eligible employees can contribute a portion of their compensation on a pre-tax basis.  A plan participant can direct the investment of contributions into one of twenty mutual funds and other investment vehicles, including the Company’s common stock.  We do not match employee contributions under this plan, except as required under existing collective bargaining agreements.

Compensation for the Named Executive Officers in 2009

No Automatic Increases.   No named executive officer is entitled to any automatic or contractual increase in compensation.  In 2009, the Committee made the following salary increases for certain named executive officers in connection with a promotion or change in responsibilities:  for Mr. Hiltwein, $75,000; for Mr. Cherry, $50,000; and for Mr. Vinson, $50,000.  However, there was a company-wide salary reduction which offset the salary increases as follows:  for Mr. Hiltwein, the net increase was $27,500; for Mr. Cherry, the net increase was $2,500; and for Mr. Vinson, the net increase was $12,500.  In addition, the salary reduction for Mr. Burton was $110,000 and for Mr. Davis, $37,000.  For 2009, potential incentive bonus payout amounts were increased by the following amounts:  for Mr. Hiltwein, $82,500; for Mr. Vinson, $50,000; and for Mr. Davis, $92,500.  A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2009 Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Goals.  In determining the salary increases and potential incentive bonus payout increases referred to above, and whether to award any incentive bonuses for 2009, the Committee considered the accomplishment of various goals within each executive’s area of responsibility (as well as the Company’s performance as a whole).  For our CEO, these other goals included cost savings requirements, building a management team that provides growth opportunities for all, including women and minorities, and providing leadership to grow Cenveo to be an industry leader in areas including customer service and stock price performance.  For our President, Envelope Group, and President, Cadmus Publisher Services Group, these goals included operations-specific management, sales, and productivity initiatives.  For our CFO, these goals included capital structure improvements and development of the Company’s finance employees.  For our General Counsel, these goals included resolution of disputes and satisfaction of corporate governance and compliance objectives.

2009 Bonuses.  Our named executives’ annual bonus is performance-based and in 2009 was assessed based on the goals described above.  There were no bonuses in 2009.

Note: The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, excluding restructuring, impairment, and other charges, gain (loss) on sale of non-strategic businesses, divested operations EBITDA, additional stock compensation expenses on the adoption of SFAS 123R, loss on early extinguishment of debt, and income (loss) from discontinued operations, net of taxes.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal year 2009 were independent directors, and no member was an employee or former employee.  No Compensation Committee member had any relationship requiring disclosure under the section titled “Transactions with Related Persons, Promoters and Certain Control Persons” in this proxy statement.  During fiscal year 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.  This report is provided by the following independent directors, who comprise the committee:

THE COMPENSATION COMMITTEE

Gerald S. Armstrong (Chair)
Leonard C. Green
Dr. Mark J. Griffin
Robert B. Obernier

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Award(s) (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert G. Burton, Sr.	2009	$1,011,859	-	$1,055,000	$633,000	-	-	$1,504,081	$4,203,940
Chairman and Chief	2008	$1,100,000	-	$5,539,970	-	-	-	$482,479	$7,122,449
Executive Officer	2007	$1,016,667	-	$5,367,000	-	$1,650,000	-	$24,858	$8,058,525

Mark S. Hiltwein	2009	$449,439	-	$84,400	$266,800	-	-	$179,244	$979,883
Executive Vice President &	2008	$425,000	-	$1,060,036	-	-	-	$49,465	$1,534,501
Chief Financial Officer	2007	$178,787	-	$805,050	$894,500	$107,885	-	$6,259	$1,992,481

Dean E. Cherry	2009	$436,939	-	$63,300	$147,700	-	-	$158,195	$806,134
President, Envelope	2008	$389,583	-	$958,811	-	-	-	$25,255	$1,373,649
Group	2007	-	-	-	-	-	-	-	-

Harry R. Vinson	2009	$351,202	-	$63,300	$147,700	-	-	$158,552	$720,754
President, Cadmus	2008	$324,083	-	$836,051	-	-	-	$57,442	$1,217,576
Publisher Services Group	2007	$290,625	-	$536,700	$715,600	$289,020	-	$109,577	$1,941,522

Timothy M. Davis	2009	$340,353	-	$42,200	$126,600	-	-	$99,920	$609,073
Senior Vice President,	2008	$358,333	-	$518,324	-	-	-	$48,623	$925,280
General Counsel and Secretary	2007	$345,000	-	$357,800	$715,600	$131,250	-	$12,789	$1,562,439

(1)
100% of our annual cash bonus is performance-based, and is therefore included under the “Non-Equity Incentive Plan Compensation” column.  The requirements for receiving this bonus are described elsewhere in this proxy statement.

(2)	Represents the aggregate grant date fair value of RSUs granted during 2009, 2008 and 2007, respectively, computed in accordance with FASB ASC Topic 718. Grant date fair value is calculated using the closing price of Cenveo stock on the date of grant.

(3)	Represents the aggregate grant date fair value of stock options granted in 2009 and 2007, computed in accordance with FASB ASC Topic 718. There were no option awards in fiscal year 2008. For additional information, refer to note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010.

(4)	We pay no pension or other retirement compensation to, and have no deferred compensation plan for, our named executives.

(5)	This column reports perquisites of life insurance premiums, car allowances and key employee retention program (KERP) payments. KERP payments during 2009 were as follows: For Mr. Burton, $1,474,338; for Mr. Hiltwein, $166,568; for Mr. Cherry, $145,519; for Mr. Vinson, $146,337; and for Mr. Davis, $86,269. KERP payments are paid through regular payroll and are to be paid over a 33 month period.

Grants of Plan-Based Awards in 2009

The following table provides information about equity and non-equity awards granted to the named executives in 2009.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4) (per share)	Full Grant Date Fair Value of Equity Awards (5)
		Target
Robert G. Burton, Sr.	--	$3,300,000		--	--
	7/1/2009		250,000			$1,055,000
	7/1/2009			150,000	$4.22	$633,000

Mark S. Hiltwein	--	$550,000		--	--
	6/8/2009			20,000	$4.90	$98,000
	7/1/2009			40,000	$4.22	$168,800
	7/1/2009		20,000			$84,400

Dean E. Cherry	--	$522,500		--	--
	7/1/2009			35,000	$4.22	$147,700
	7/1/2009		15,000			$63,300

Harry R. Vinson	--	$425,000		--	--
	7/1/2009			35,000	$4.22	$147,700
	7/1/2009		15,000			$63,300

Timothy M. Davis	--	$370,000		--	--
	7/1/2009			30,000	$4.22	$126,600
	7/1/2009		10,000			$42,200

(1)	This column shows the potential value of the payout for each named executive under our incentive bonus plan for 2009. The potential payouts were performance-driven and therefore completely at risk.

(2)	This column shows the number of RSUs granted in 2009 to the named executives. The award granted on June 8, 2009 vests 25% per year over four years beginning June 8, 2010, the first anniversary of the date of grant. The award granted on July 1, 2009 vests 25% per year over four years beginning July 1, 2010, the first anniversary of the date of grant.

(3)	This column shows the number of stock options granted in 2009 to the named executives.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of Cenveo stock on the date of grant.

(5)	This column shows the full grant date fair value of the RSUs granted to the named executives in 2009. Generally, the full grant date fair value is the closing price of Cenveo stock on the date of grant ($4.90 for the 6/8/2009 award, and $4.22 for the 7/1/2009 award). Actual amounts received by our executives will depend on our executives’ continued employment through the vesting period and our stock price when the executives ultimately sell the stock.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executives as of January 2, 2010.  This table includes unexercised and unvested option awards; unvested RSUs; and unvested restricted stock.  Each equity grant is shown separately for each named executive. Each grant shown in the table vests 25% per year over four years beginning on the first anniversary of the date of grant, except that each October 27, 2005 grant vests 25% per year over four years beginning on September 12, 2006. The market value of the stock awards shown in the table is based on the closing market price of our stock on December 31, 2009, the last business day of the fiscal year, which was $8.75.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
Robert G. Burton, Sr.	10/27/2005	500,000	0	$9.52	10/27/2012	---	---
	9/12/2006	150,000	50,000	$20.55	9/12/2012	37,500	$328,125
	9/12/2007	---	---	---	---	150,000	$1,312,500
	9/12/2008	---	---	---	---	300,000	$2,625,000
	7/1/2009	0	150,000	$4.22	7/1/2015	250,000	$2,187,500
Mark S. Hiltwein	9/12/2007	25,000	25,000	$17.89	9/12/2013	22,500	$196,875
	9/12/2008	---	---	---	---	56,250	$492,188
	6/8/2009	0	20,000	$4.90	6/8/2015	---	---
	7/1/2009	0	40,000	$4.22	7/1/2015	20,000	$175,000
Dean E. Cherry	9/12/2008	---	---	---	---	56,250	$492,188
	7/1/2009	0	35,000	$4.22	7/1/2015	15,000	$131,250
Harry R. Vinson	10/27/2005	100,000	0	$9.52	10/27/2012	---	---
	9/12/2006	48,750	16,250	$20.55	9/12/2012	8,500	$74,375
	9/12/2007	20,000	20,000	$17.89	9/12/2013	15,000	$131,250
	9/12/2008	---	---	---	---	52,500	$459,375
	7/1/2009	0	35,000	$4.22	7/1/2015	15,000	$131,250
Timothy M. Davis	11/18/2005	35,000	0	$11.98	11/18/2012	---	---
	9/12/2006	48,750	16,250	$20.55	9/12/2012	5,000	$43,750
	9/12/2007	20,000	20,000	$17.89	9/12/2013	10,000	$87,500
	9/12/2008	---	---	---	---	30,000	$262,500
	7/1/2009	0	30,000	$4.22	7/1/2015	10,000	$87,500

(1)	All numbers in this column are unvested RSUs.

Option Exercises and Stock Vested in Fiscal 2009

This table shows the options exercised and the restricted stock and RSUs that vested in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (8)
Robert G. Burton, Sr.	---	---	50,000 (2)	$336,000
	---	---	25,000 (2)	$168,000
	---	---	37,500 (3)	$252,000
	---	---	75,000 (4)	$504,000
	---	---	163,907 (6)	$452,383
	---	---	100,000 (7)	$672,000
Mark S. Hiltwein	---	---	11,250 (4)	$75,600
	---	---	10,153 (5)	$39,495
	---	---	23,220 (6)	$64,087
	---	---	18,750 (7)	$126,000
Dean E. Cherry	---	---	23,220 (6)	$64,087
	---	---	18,750 (7)	$126,000
Harry R. Vinson	---	---	8,500 (3)	$57,120
	---	---	7,500 (4)	$50,400
	---	---	16,142 (6)	$44,552
	---	---	17,500 (7)	$117,600
Timothy M. Davis	---	---	5,000 (3)	$33,600
	---	---	5,000 (4)	$33,600
	---	---	13,038 (6)	$35,985
	---	---	10,000 (7)	$67,200

(1)	None of our named executive officers exercised any options in 2009.

(2)
50,000 are shares of restricted stock and 25,000 are restricted stock units.  Each represents vesting of 25% of stock awards granted to Mr. Burton on October 27, 2005. These awards vested on September 14, 2009; closing price of Cenveo stock on that date was $6.72.

(3)	Restricted Stock Units. Represents vesting of 25% of awards granted on September 12, 2006.

(4)	Restricted Stock Units. Represents vesting of 25% of awards granted on September 12, 2007.

(5)	Restricted Stock Units. Represents vesting of 100% of awards granted on April 18, 2008.

(6)	Restricted Stock Units. Represents vesting of 100% of awards granted on May 2, 2008.

(7)	Restricted Stock Units. Represents vesting of 25% of awards granted on September 12, 2008.

(8)
Amounts reflect the market price of the stock on the date the award vested. The April 18, 2008 award vested on April 20, 2009; closing price of Cenveo stock on that date was $3.89 per share.  The May 2, 2008 award vested on February 25, 2009; closing price of Cenveo stock on that date was $2.76.  The September 12, 2008, 2007 and 2006 awards vested on September 14, 2009; closing price of Cenveo stock on that date was $6.72.

Potential Payments on Termination

The following table describes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on January 2, 2010.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at Fiscal Year-End table on page 19).

	Cash Severance Payment	Continuation of Medical Benefits (1)	Accelerated Vesting of Equity Awards (2)	Total Termination Benefits
Robert G. Burton, Sr.
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$1,980,000	$0	$0	$1,980,000
•Without Cause or For Good Reason	$8,659,718	$18,264	$7,132,625	$15,810,607
•Change of Control	$0	$0	$7,132,625	$7,132,625
Mark S. Hiltwein
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$1,011,439	$13,500	$1,122,263	$2,147,202
•Change of Control	$0	$0	$1,122,263	$1,122,263
Dean E. Cherry
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$971,439	$14,916	$781,988	$1,768,343
•Change of Control	$0	$0	$0	$0
Harry R. Vinson
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$788,202	$14,916	$954,800	$1,757,918
•Change of Control	$0	$0	$954,800	$954,800
Timothy M. Davis
•Voluntary Resignation	$0	$0	$0	$0
•Retirement	$0	$0	$0	$0
•Death	$0	$0	$0	$0
•Disability	$0	$0	$0	$0
•Without Cause or For Good Reason	$722,353	$1,224	$617,150	$1,340,727
•Change of Control	$0	$0	$617,150	$617,150

(1)	Reflects payment of COBRA premiums under the executives’ employment agreements.

(2)
Reflects the value of RSUs whose vesting is accelerated on the termination of employment and the option spread of stock options whose vesting is accelerated on the termination of employment, in each case based on the closing price of the Company’s common stock of $8.75 on December 31, 2009, the last business day of the fiscal year.

Employment Agreements.  The Company is party to employment agreements with Messrs. Burton, Hiltwein, Cherry, Vinson and Davis (collectively, the “Employment Agreements”).  The Employment Agreements provide for termination of the executive’s employment at any time by the Company with or without cause and by the executive with or without good reason.  The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s termination of the executive’s employment for reasons other than for cause, or (2) the executive’s termination of his employment for good reason.  Under the Employment Agreements, the lump sum severance payment for Mr. Burton would be equal to two times his annualized total compensation, for Messrs. Hiltwein, Cherry, Vinson and Davis, one times their annualized total compensation.  Annualized total compensation is defined as the executive’s base salary, target bonus opportunity and annual car allowance, at the effective rate immediately prior to the executive’s termination date. The executive would also be reimbursed for “COBRA” coverage under the Company medical and dental plans for a period of up to 12 months for Messrs. Hiltwein, Cherry, Vinson and Davis, and 24 months for Mr. Burton. For all named executive officers, all outstanding stock options and other equity grants would immediately vest.  There is no gross-up for excise taxes in any of the Employment Agreements.

If Mr. Burton’s employment is terminated on account of a “disability,” he will be paid a lump sum equal to two times his base salary in effect at the time of such termination under his employment agreement.  In the event an executive’s employment is terminated for any other reason, including death, or upon voluntary termination by the executive without good reason, the executive is entitled to receive only his earned but unpaid salary through the date of termination plus all other amounts (other than any severance benefits) payable under the terms of the Company’s benefit plans through the date of termination.

The Employment Agreements each contain non-competition and non-solicitation provisions on the part of the executives that match the time period for which severance is paid (12 months for Messrs. Hiltwein, Cherry, Vinson and Davis, and 24 months for Mr. Burton).

Definitions

 “Cause” is defined for purposes of the Employment Agreements to mean:

•	willful and continued failure of the executive to perform his duties under the Employment Agreement,
•	willful engagement in illegal conduct or misconduct materially damaging to the Company and its subsidiaries,
•	conviction of, or pleading nolo contendere to a felony, or
•	dishonesty or misappropriation relating to the Company, and
•
in the event that the event or condition is curable, failure to remedy such event or condition within 30 days following written notice thereof from the Company (and an affirmative vote by two-thirds of the Board in the case of Mr. Burton).

“Good Reason” is defined for purposes of the Employment Agreements to mean:

•	a material dimunition of the executive’s authority, duties or responsibilities,
•	material reduction in executive’s annual base salary,
•	relocation of the executive’s place of employment more than 35 miles from his current location, or
•	a material breach of the Employment Agreement by the Company.

In Mr. Burton’s agreement “Good Reason” also means:

•	failure of a successor company to assume the Employment Agreement,
•	failure to provide office space, related facilities and support personnel appropriate for the executive’s responsibilities and position, or
•	without executive’s prior written consent, removal of or failure to nominate, re-elect or re-appoint the executive to the Board, or failure by the Company to renew the Employment Agreement.

REPORT OF THE AUDIT COMMITTEE

The Board has determined that all members of Cenveo’s audit committee are financially literate under the New York Stock Exchange’s listing standards, satisfy the independence requirements of the New York Stock Exchange’s listing standards and satisfy the Securities and Exchange Commission’s independence requirements for audit committee members. The audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of its accounting, the system of internal controls established by management, and auditing and reporting practices as summarized on page 5. The full responsibilities of the audit committee are described in its charter, a copy of which can be accessed on our website at www.cenveo.com under “Investors—Governance.”

Management is responsible for internal controls and the financial reporting process, including the system of internal controls over financial reporting. Cenveo’s independent auditors are responsible for expressing an opinion on the conformity of Cenveo’s audited consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal controls as required by Section 404 of the Sarbanes-Oxley Act. The audit committee monitors these processes and reports its findings to the full Board. The audit committee has reviewed and discussed Cenveo’s audited consolidated financial statements and the Company’s internal controls over financial reporting with management and Cenveo’s independent auditors. The audit committee has also discussed with Cenveo’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The audit committee engaged independent legal counsel to review, assess and make recommendations on procedures required by the Sarbanes-Oxley Act. The audit committee also continues to follow the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees issued in February 1999, which is sponsored by the major securities markets.

At each of its regular meetings in 2009, the audit committee met with Cenveo’s independent auditors for fiscal 2009, and the senior members of Cenveo’s financial management team.

The audit committee reviewed with the financial management team:

•	overall audit scopes and plans,
•	results of internal and external audit examinations,
•	management’s discussion and analysis of financial condition and results of operations contained in Cenveo’s quarterly and annual reports,
•	evaluations of Cenveo’s internal controls by management and Grant Thornton, and
•	quality of Cenveo’s financial reporting.

In particular, the audit committee monitored and evaluated the process by which management conducted its assessment of Cenveo’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

The audit committee considered the need to ensure the independence of Cenveo’s auditors while recognizing that in certain situations Cenveo’s independent auditors may possess the expertise and be in the best position to advise Cenveo on issues and matters other than accounting and auditing. All audit services and fees payable to Cenveo’s independent auditors for audit services must be pre-approved. The audit committee’s charter allows a general pre-approval by the audit committee of audit-related services without a specific case-by-case consideration of each service to be performed by Cenveo’s independent auditors. The audit committee’s charter requires that any other services, including any permitted non-audit services, be approved by the audit committee or by an audit committee member. The audit committee then communicates its approval to management. All audit and non-audit services performed by Grant Thornton during 2009 were pre-approved under these procedures.

The audit committee reviewed and discussed Cenveo’s 2009 audited financial statements with management. In addressing the quality of management’s accounting judgments, the committee asked for management’s representations that the audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The committee expressed to both management and Grant Thornton its general preference for conservative policies when a range of accounting options is available.

The audit committee had a private session at each of its regular meetings with Cenveo’s independent auditors to candidly discuss financial management, accounting and internal control adequacy and issues. The audit committee asked Grant Thornton to address several questions that audit committee members believe are particularly relevant to the audit committee’s oversight, including whether:

•
there are any significant accounting judgments made by management in preparing the financial statements that would have been made differently had Grant Thornton prepared and been responsible for the financial statements,

•
Cenveo’s financial statements fairly present to investors, with clarity and completeness, its financial position and performance for the reporting period in accordance with generally accepted accounting principles and disclosure requirements of the Securities and Exchange Commission,

•	Cenveo has implemented internal controls and internal audit procedures that are appropriate for it, and
•	Grant Thornton had discovered any accounting adjustments made by management during the year that would have been more properly reflected in prior year results.

Based on the audit committee’s review and discussions with management and Grant Thornton referenced in this report and under Auditor Independence on page 25, management’s report of its assessment of the effectiveness of the Company’s internal control over financial reporting and Grant Thornton’s audit report of the Company’s internal control over financial reporting, and Grant Thornton’s audit report on the Company’s consolidated financial statements, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Cenveo’s annual report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Leonard C. Green (Chair)
Gerald S. Armstrong
Dr. Mark J. Griffin
Robert B. Obernier

INDEPENDENT PUBLIC AUDITORS

The audit committee selected Grant Thornton, LLP as our independent auditors for 2009. Representatives of Grant Thornton will be present at our annual meeting and will be available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Fees

The following table shows the fees we paid to Grant Thornton, LLP in 2009 and 2008:

	2009	2008
Audit fees(1)	$1,422,963	$1,785,708
Audit-related fees(2)	923,746	207,835
Tax fees(3)	96,829	21,050
All other fees	--	--
Total	$2,443,538	$2,014,593

(1)
For auditing our annual consolidated financial statements and accounting consultations during the audit and reviews of our interim financial statements in our reports filed with the Securities and Exchange Commission (“SEC”). In addition, these fees include the audit of our internal controls over financial reporting and of management’s assessment of these controls. The 2008 amount includes a $394,000 payment made subsequent to the preparation of the 2009 Proxy Statement.

(2)	For due diligence services rendered in connection with acquisitions and reviews of our registration statements filed with the SEC.

(3)	For tax return review and preparation and tax advice and planning.

Auditor Independence

The audit committee considered the effect that provision of the services described above under “tax fees” may have had on the independence of the Company’s independent auditors. These fees amounted to approximately 4.3% and 1.3% of our total fees paid in 2009 and 2008, respectively. The committee approved these services and determined that those non-audit services were compatible with maintaining the independence of its principal auditors. The Company’s auditors provided the committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and the committee discussed with its independent auditors their independence.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS & CERTAIN CONTROL PERSONS

Settlement and Governance Agreement.  On September 9, 2005, Cenveo’s former management entered into a settlement and governance agreement with Burton Capital Management, LLC and Robert G. Burton, Sr. Pursuant to the settlement and governance agreement, Cenveo’s incumbent board of directors approved a reconstituted board of directors.  This agreement was filed as an exhibit to the Company’s Form 8-K filed with the SEC on September 12, 2005.

Indemnity Agreements.  Cenveo has entered into indemnity agreements with each executive officer that provide that Cenveo will indemnify the executives in lawsuits brought against any executive in his or her capacity as an officer of Cenveo.

Policy.  The Company’s policy requires that all related person transactions required to be disclosed by SEC rules be approved by at least three of the Company’s disinterested directors.  This policy is set forth in the Settlement and Governance Agreement.  In reviewing any such transactions, the disinterested directors consider the benefit of the transaction to the Company; whether the transaction involves standard prices, rates or charges; the nature of the related person’s interest in the transaction; the materiality of the transaction to each party; whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and other factors that help to determine whether the transaction is in the best interest of the Company.  Any director who is a related person with respect to a transaction is recused from the review of the transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding awards granted under our equity compensation plans as of January 2, 2010.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 2)
Equity compensation plans approved by shareholders	5,975,580(1)	$11.73(2)	2,069,347(3)
Equity compensation plans not approved by shareholders (4)	n/a	n/a	n/a
Total	5,975,580	$11.73	2,069,347

(1)	Includes 3,917,851 shares subject to outstanding stock options and 2,057,729 shares subject to outstanding RSU awards.

(2)	The weighted average exercise price does not take outstanding RSU awards into account because such awards have no exercise price.

(3)
These shares are available for issuance under our 2007 Long-Term Equity Incentive Plan.  The 2007 Plan, as approved by shareholders, provides that any unused shares authorized under prior plans (and shares that become available due to forfeitures of awards granted under such plans) are rolled over into the 2007 Plan. The 2007 Plan provides for the grant of stock options, SARs, restricted stock, restricted stock units, and other stock-based awards.  Of the shares available for grant under the 2007 Plan as of January 2, 2010, no more than 637,492 are available for restricted stock awards and/or RSU awards.

(4)
Does not include shares purchased under our employee stock purchase plan, which are purchased on the open market.  The employees and directors participating in the plan pay the full market price for the shares. The Company does not reserve shares for this plan.

Change of Control

The equity awards granted to the named executive officers provide for accelerated vesting upon a change of control.  Change of control is defined to include any of the following events:

• An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” which such Person has forty percent (40%) or more of the combined voting power of the then outstanding Voting Securities.

• The individuals who, as of the date of the grant, are members of the Board, cease for any reason to constitute at least a majority of the Board.

• Consummation of a merger, consolidation or reorganization involving the Company.

Effects of our Compensation Programs on Risk

All significant acquisitions and debt incurrences are reviewed, and must be approved, by our senior corporate management.  Therefore, even though associates in our divisions may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance that may benefit from our growth or generating short term profits.  However, because most of the decisions that could expose us to significant risks relate to matters that affect us in the long term, but not in the short term, and because most of our senior executives have performance requirements based on our results as a company, do not relate to exposing the Company to financial exposure or surety and are consistent with established industry practice, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

The Board’s Role in Risk Oversight

Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as recent macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the Company’s systems of internal controls, the Company’s insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and certain other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. To the best of our knowledge, all required filings in 2009 were made in a timely fashion, except that our officer Harry Vinson filed one late report (filed on May 26, 2009) relating to an open market purchase of 4,526 shares (purchased on May 15, 2009).  Mr. Vinson’s other transactions in 2009 were timely reported.  In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

Available Materials

SHAREHOLDERS MAY REQUEST FREE COPIES OF CERTAIN MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CENVEO, INC., ONE CANTERBURY GREEN, 201 BROAD STREET, STAMFORD, CT 06901, ATTENTION: CORPORATE SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.cenveo.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2010: The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/15670S, a non-traceable, non-edgar website.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

Shareholder List

A list of registered shareholders on the record date for the annual meeting will be available for inspection from April 15, 2010 through the annual meeting at the offices of Shipman & Goodwin, LLP, 300 Atlantic Street, Stamford, Connecticut 06901.

Contact the Board

Any interested parties may at any time direct questions to the independent directors of the Board by sending an e-mail to independentdirector@cenveo.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to our independent directors. The independent directors monitor these e-mail messages and facilitate an appropriate response.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our code of business conduct and ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the internet at www.mysafeworkplace.com.

QUESTIONS AND ANSWERS

Q:         Why am I receiving these materials?
A:
Cenveo is providing these proxy materials to you and soliciting your vote in connection with its annual meeting of shareholders, which will take place on May 5, 2010. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

Q:         What information is contained in these materials?
A:
The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2009 Annual Report is also enclosed.

Q           Who may vote at the meeting?
A:
Only shareholders of record at the close of business on March 5, 2010 may vote at the meeting. As of the record date 62,153,667 shares of Cenveo’s common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by Cenveo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Q:	What may I vote on at the meeting?
A:	You may vote on the following two proposals:

•	to elect five nominees to serve on Cenveo’s Board of Directors for terms expiring at the next annual meeting, and
•	to ratify the selection of our independent auditors for 2010.

Q:	How does the Board of Directors recommend I vote?
A:	The Board recommends that you vote your shares FOR each of the five listed director nominees, and FOR the ratification of our independent auditors.

Q:	How can I vote my shares?
A:
You may vote either in person at the meeting or by proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares in street name through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement. These methods may include voting over the internet, by telephone or by mailing a voting instruction card.

Q:	How are votes counted?
A:
In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the auditors.

Q:	What is a “quorum” and why is it necessary?
A:
Conducting business at the annual meeting requires a quorum. For a quorum to exist, shareholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy. Under the Colorado Business Corporation Act, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

In accordance with the rules of the New York Stock Exchange, brokers will be permitted to exercise discretionary authority in voting shares held in street name for the election of the nominees named in this proxy statement and for ratification of the selection of auditors. If you fail to provide voting instructions to your broker with respect to this proposal, your shares will be broker non-votes.

Q:	What vote is required to approve each proposal, and how will votes be counted?
A:
If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the five nominees receiving the highest number of votes will be elected as directors. Cenveo’s articles of incorporation do not permit shareholders to cumulate their votes.  Abstentions will have no effect on the vote for directors.  There will be no broker non-votes.

The proposal other than the election of directors will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Abstentions and broker non-votes will have no effect on the proposals.

Q:	Can I change my vote?
A:	You have the right to revoke your proxy by:

•	providing written notice to Cenveo’s corporate secretary before the meeting that you revoke your proxy,
•	voting in person at the meeting, or
•	signing a later-dated proxy card and submitting it so that it is received before the meeting begins.

Attending the meeting will not by itself revoke a proxy.

Q:	What does it mean if I get more than one proxy card?
A:
If your shares are registered differently and are held in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Q:	How will voting on any other business be conducted?
A:
The last date for timely filing stockholder proposals relating to the 2010 annual meeting was February 2, 2010.  As of the date of this proxy statement, the Board has not received notice of any business, and presently does not know of any business to be presented for consideration at the meeting other than election of five directors and, the ratification of our independent auditors. If any other business is properly presented at the meeting, your proxy gives Mark S. Hiltwein, our Chief Financial Officer, and Timothy M. Davis, our Senior Vice President, General Counsel and Secretary, authority to vote on these matters in their discretion.

Q:	Who may attend the meeting?
A:	All shareholders who owned shares of our common stock on the record date, March 5, 2010, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

Q:	Where and when will I be able to find the results of the voting?
A:
The results of the voting will be announced at the meeting. We will also publish the final results on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the annual meeting.

Q:	When are shareholder proposals for the 2011 annual meeting due?
A:
In order to be considered for inclusion in our proxy statement for the 2011 annual meeting a shareholder proposal must be received by our Corporate Secretary at our principal office by December 10, 2010. A shareholder of record may introduce a proposal to be voted on at our 2011 annual meeting that is not included in our proxy statement for that meeting.  In order to do so, the shareholder must provide written notice of such intention that is received by our Corporate Secretary at our principal office no later than February 4, 2011. Such notice must include a brief description of the proposal desired to be introduced, the reason for it, and the proposing shareholder’s interest in the matter; the proposing shareholder’s name and address as they appear on the Company’s books; the number of shares of common stock owned beneficially by the proposing shareholder and the date they were acquired; and a representation that the shareholder intends to appear at the annual meeting and present the proposal.

Q:         How can shareholders nominate a candidate for director?
A:
A shareholder of record may nominate a candidate for director by providing written notice to our Corporate Secretary at our principal office.  If the nomination relates to an election to be held at our annual meeting, the notice must be received by our Corporate Secretary no later than 90 days before the anniversary date of the previous year’s annual meeting, and if it relates to an election to be held at a special meeting, it must be received by the close of business on the tenth day after the day notice of the special meeting was first mailed or publicly disclosed.  The notice must include all information about the proposed nominee required by SEC rules to be included in a proxy statement, the nominee’s written consent to serve if elected, the nominating shareholder’s name and address as they appear on the Company’s books and the number of shares beneficially owned by the nominating shareholder.

Q:	Who will bear the cost of soliciting proxies for the meeting, and how will these proxies be solicited?
A:
We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

Cenveo.

ONE CANTERBURY GREEN
201 BROAD STREET
STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cenveo, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cenveo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23298-P88130 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DETACH AND RETURN THIS PORTION ONLY

CENVEO, INC.

The Board of Directors recommends a vote FOR all listed nominees and FOR Proposal 2.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote On Directors	☐	☐	☐	______________________

1. Election of Five Directors

Nominees:
01) Robert G. Burton, Sr.
02) Gerald S. Armstrong
03) Leonard C. Green
04) Dr. Mark J. Griffin
05) Robert B. Obernier

Vote On Proposal

	For	Against	Abstain
2. Proposal to ratify the selection of Grant Thornton, LLP as the corporation's independent auditors for the fiscal year ending January 1, 2011.	☐	☐	☐

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted **FOR** each named director nominee and **FOR** Proposal 2 and in accordance with their discretion on such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

PLEASE MARK, DATE AND SIGN THIS PROXY ON THIS SIDE

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M23299-P88130

REVOCABLE PROXY

CENVEO, INC.
SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 2010

The undersigned, revoking any proxy heretofore given, hereby appoints, as proxies for the undersigned, Mark S. Hiltwein and Timothy M. Davis, or either of them, with full power of substitution, to vote all shares of the capital stock of CENVEO, INC., a Colorado corporation (hereinafter, the "corporation"), that the undersigned is entitled to vote at the corporation's annual meeting of shareholders to be held on Wednesday, May 5, 2010, at 12:00 noon at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut receipt of notice of which meeting and the proxy statement accompanying the same being hereby acknowledged by the undersigned and at any adjournments or postponements thereof, upon the matters described in the notice of meeting and proxy statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

Each properly executed proxy will be voted in accordance with the specifications made on the reverse side of this card and in the discretion of the proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted **FOR** all listed nominees to serve as directors and **FOR** Proposal 2.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE